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                             AMES DEPARTMENT STORES, INC.          Exhibit 20-A
                                JANUARY RESULTS VS. PLAN            Page 1 of 2
                                   MANAGEMENT FORMAT
                                     (In Millions)
                             Jan, 1996 (Unaudited)    Fiscal 1995 Year-to-Date
                                                Last                       Last
                              ActualPlan (a)  Yr (b)   Act(c) Plan (a)   Yr (b)
INCOME SUMMARY:
Net Sales                    $100.6  $117.0   $116.1 $2,120.8 $2,196.4 $2,142.8

FIFO  Margin     $             21.4    26.5     20.0    558.6    589.3    566.1
      Margin     %             21.3%   22.6%    17.2%    26.3%    26.8%    26.4%

Total Expenses                (35.3)  (41.1)   (39.2)  (547.6)  (572.1)  (564.4)

Other Income/Property Gains     1.9     4.7      4.9     37.8     37.9     42.8
                             ---------------------------------------------------
EBITDA                        (12.0)   (9.9)   (14.3)    48.8     55.1     44.5

Depreciation and Amort (net)   (3.8)   (0.3)    (0.1)    (6.6)    (3.0)     0.6
Net Interest Expense           (1.0)   (1.2)    (1.2)   (24.1)   (27.2)   (25.4)
Other Income (Expense),
      Including LIFO            0.1       -      0.2      1.2        -     (5.0)
Restructuring Charge          (20.9)      -        -    (20.9)       -        -
Non-Recur Gain - Wertheim Set     -       -        -        -        -     12.0
Extra. Item, Net of Tax           -       -        -        -        -     (1.5)
Non-Cash Inc. Tax (Prov.) Ben  10.4     3.4      4.2        -     (7.5)    (8.2)

                             ---------------------------------------------------
Net Income (Loss)            ($27.2)  ($8.0)  ($11.2)   ($1.6)   $17.4    $17.0
                             ===================================================


                                                      Balance at end of Period
                                                                         Last
                                                      Actual  Plan (a)   Yr (b)
                                                     ---------------------------
BALANCE SHEET SUMMARY:
Cash and Cash Equivalents                               $14.2    $16.8    $30.4
Merchandise Inventories, LIFO                           402.2    417.1    430.2
Other Current Assets                                     27.2     29.3     25.8
                                                     ---------------------------
      Total Current Assets                              443.6    463.2    486.4
Net Fixed Assets                                         58.2     57.5     41.0
Long-Term Assets                                          4.0      3.9      6.0
                                                     ---------------------------
      Total Assets                                     $505.8   $524.6   $533.4
                                                     ===========================

Trade Accounts Payable                                 $112.7   $127.1   $130.7
Short-Term Debt (Revolver)                                4.3        -        -
Other Current Liabilities                               185.5    163.1    162.9
                                                     ---------------------------
      Total Current Liabilities                         302.5    290.2    293.6

Long-Term Debt                                           23.2     27.0     39.0
Other Long-Term Liabilities                              35.7     35.4     44.3

Unfavorable Lease Liability                              18.6     21.0     22.9
Fresh-start Excess Net Assets (Negative Goodwill)        42.5     42.5     48.6

Paid-In-Capital                                          81.0     87.8     81.0
Retained Earnings (Deficit)                               2.3     20.7      4.0
                                                     ---------------------------
      Total Stockholders' Equity                         83.3    108.5     85.0
                                                     ---------------------------
      Total Liabilities & Equity                       $505.8   $524.6   $533.4
                                                     ===========================

  (a) As reported on Form 8-K dated August 18, 1995.
  (b) Certain reclassifications have been made to the fiscal 1994 account balances to conform to the current year presentation.
  (c) Total expenses have been increased and EBITDA reduced by $1.2 million in cash disbursements related to the closing of a distribution center for which a closing reserve had been established during fiscal 1994. Net income has not been affected by these disbursements as other income/ expense includes an offset of $1.2 million.

NOTE: EBITDA, as amended in January, 1996, is earnings (loss) before net interest expense, income taxes, LIFO expense, extraordinary or non-recurring items (including certain pre-opening expenses), depreciation, amortization and other non-cash charges and gain or loss on the sale of properties sold after January 28, 1996.

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